EXHIBIT A-2

[FORM OF AMENDED AND RESTATED SERIES B NOTE]

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE.

Worthington Cylinders GmbH

2.40% AMENDED AND RESTATED SERIES B SENIOR NOTE DUE AUGUST 23, 2034

No. RB-_____ [Date]
€________ PPN: A9897# AB8

FOR VALUE RECEIVED, the undersigned, Worthington Cylinders GmbH, a ______________________________ (the “Issuer”), hereby promises to pay to ______________________, or registered assigns, the principal sum of _______________ EUROS on August 23, 2034, with interest (computed on the basis of a 360-day year—30-day month) (a) on the unpaid balance thereof at the rate of 2.40]% per annum from the date hereof, payable quarterly on the 23rd day of February, May, August and November in each year, commencing with the February 23, May 23, August 23 and November 23 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) (i) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Yield-Maintenance Amount, any overdue payment of interest (to the extent permitted by applicable law), and (ii) during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of the Series B Notes, on the entire unpaid principal balance hereof, at a rate per annum from time to time equal to the Default Rate, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand). The “Default Rate” shall mean a rate per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) the greater of (a) [4.40]% or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, from time to time in London, England as its Prime Rate.

Payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to this Note are to be made at the main office of JPMorgan Chase Bank, National Association, in New York City or at such other place as the holder hereof shall designate to the Issuer in writing, in the single currency of the European Union.

This Note is one of a series of Senior Notes (the “Notes”) issued pursuant to a Note Purchase and Private Shelf Agreement, dated as of August 23, 2019 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof, the “Agreement”), between the Issuer, Worthington Industries, Inc. and Worthington Industries International S.À R.L., on the one hand, and PGIM, Inc., the Initial Purchasers named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Issuer may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Issuer shall not be affected by any notice to the contrary.

The Issuer agrees to make required prepayments of principal on the dates and in the amounts specified in the Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement, but not otherwise.

This Note is guaranteed pursuant to one or more Guaranty Agreements executed by certain guarantors. Reference is made to such Guaranty Agreements for a statement concerning the terms and conditions governing such guarantee of the obligations of the Issuer hereunder.

The Issuer and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except to the extent required in the Agreement), protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.

In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

This Note (i) merely re-evidences the indebtedness previously evidenced by the Series A Note due August 23, 2034 No. RB-_ of the Issuer, in favor [INSERT NAME OF HOLDER] (the “Existing Note”) pursuant to the Agreement, (ii) is given in exchange for, and not as payment of, the Existing Note, and (iii) is in no way intended to constitute a novation of the Existing Note. All accrued and unpaid interest on the Existing Note at the interest rate set forth therein for periods prior to the date hereof shall remain outstanding and be payable to the holder of the Existing Note on the first interest payment date hereunder following the date hereof.

Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.

THIS NOTE SHALL NOT BE ENDORSED OR ACCEPTED NOR TRANSFERRED TO AN ENDORSEE OR PAYEE WITHIN THE REPUBLIC OF AUSTRIA. The place of performance for all rights and obligations under this Note shall be a place outside of Austria and any performance in Austria shall not result in discharge of such obligations.

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).

Worthington Cylinders GmbH

By:
Title: Authorized representative (Bevollmächtiger) under power of attorney